PRIVATE AND CONFIDENTIAL

Exhibit 10.2

5 December 2008

Boon Chye (BC) Ooi

[address]

Re: Conditional Employment Offer

Dear BC,

Following recent discussions, Avago Technologies Limited (the “Company”) is pleased to offer you the position of Senior Vice President of Global Operations. This letter (the “Agreement”) sets forth, among other things, the terms of your employment with the Company. For the purposes of this Agreement, employment with the Company shall be deemed to include employment with the Company’s subsidiary.

DUTIES:

Your employment will commence hereunder effective as of January 5, 2009, subject to your current employment contractual agreement and / or restrictions, or such other date as mutually agreed upon. You will be employed as the Senior Vice President of Global Operations, and will perform the duties customarily associated with such position. You will report to the Chief Executive Officer, be located at the Company’s site in Singapore and will perform your services on a full-time basis. You shall devote your full working time and attention to the business affairs of the Company.

BASE SALARY/BONUS:

You will receive an annual base salary of USD$450,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings. You will be eligible to receive a cash bonus each year based upon your and/or the Company’s attainment of certain performance objectives as determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). The target level for attaining 100% of your objectives will be 75% of your base salary. Based upon actual performance versus such performance objectives, your cash bonus payouts may exceed your target amount. You must be employed on the date of payment to receive your bonus. Base salary and cash bonus will be denominated in USD.

OPTIONS:

You will be eligible to participate in the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries or any successor equity plan and, subject to Board or Compensation Committee approval, will be granted an initial non-qualified option to purchase 350,000 ordinary shares of the Company. Your initial option will vest in annual installments over a five year period, 50% based on time

PRIVATE AND CONFIDENTIAL

and 50% based on the performance of the Company, in each case, assuming your continued employment over five years. Nothing herein shall be deemed a guarantee of employment.

RELOCATION PAYMENT:

To assist with your relocation from San Jose, California to Singapore, the company agrees to pay you a one time, lump sum payment of USD$200,000, subject to applicable taxes, intended to cover the following:

—	foregone cash bonus

—	packing and transportation of personal and household goods from California to nominated destination(s)

—	COE (associated with purchasing a vehicle in Singapore)

TEMPORARY HOUSING:

In addition to the aforementioned relocation lump sum amount, the company agrees to pay for the cost of a lease for a fully furnished two or three bedroom apartment (including utilities) at a rate not to exceed SGD$7,000 per month. Payment of the apartment lease by the company will be applicable for the first twelve months of your employment with the company, from your confirmed start date.

AIRFARES/TRAVEL:

In association with your relocation, the company will pay for two, one way business class tickets from California to Singapore. The company also agrees to pay for two business class airfares, once per calendar year, intended for annual home leave.

TAXATION:

The company agrees to you receiving assistance with preparation of your taxation returns (using a provider nominated by the company) and to you being tax equalized on an on-going basis.

BENEFITS:

You will be eligible to participate in all of the employee benefit plans or programs the company generally makes available to its executive employees in Singapore, pursuant to the terms and conditions of such plans.

EXPENSES:

You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies. Any such reimbursement will be paid as soon as administratively practicable following your submission of supporting documentation and, in any event, prior to the end of the calendar year following the year in which the expense was incurred.

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INDEMNIFICATION:

You shall be entitled to enter into an indemnification agreement with the Company containing customary terms no less favorable than the terms of any such indemnification agreement between the Company and any other officer. You shall be entitled to be covered under the Company’s directors’ and officers’ insurance policy consistent with the coverage of other officers generally.

COMPANY POLICIES AND CONFIDENTIALITY AGREEMENTS:

As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures. As a condition of your employment, you agree to abide by the terms of the Company’s form of Agreement Regarding Confidential Information and Proprietary Developments.

OTHER AGREEMENTS:

As a condition to your employment with the Company, you agree that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of materials containing a third party’s confidential and proprietary information.

OUTSIDE ACTIVITIES:

While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. With prior approval of the Board you may serve as a member of the board of directors of other companies not in competition with the Company; provided such service does not interfere with the performance of your duties hereunder.

SEVERANCE BENEFITS:

Termination by The Company Without Cause or for Good Reason, Death or Disability. If you experience a Separation from Service (as defined below) initiated by the Company without Cause (as defined below), by you for Good Reason (as defined below) or because of your death or permanent disability, as determined by the Company, and if, within sixty (60) days of such Separation from Service, you sign, and fail to revoke during any applicable revocation period, a general release of all clams against the Company and its affiliates in a form acceptable to the Company (a “Release”), the Company shall provide you with continuation of your base salary for a period of six (6) months commencing on the sixtieth (60th) day following your Separation from Service at the rate in effect immediately prior to your Separation from Service, less applicable withholdings and payment of an amount equal to the lesser of fifty percent (50%) of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in six (6) substantially equal installments commencing on the sixtieth (60th) day following your Separation from Service pursuant to the Company’s normal and customary payroll procedures; provided, however, that for your first year of employment, your prior year’s bonus and your prior year’s target bonus shall both be deemed to be your first year’s target bonus. The

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Company or one of its subsidiaries shall also pay continuation coverage of premiums for you and, if relevant, your covered dependents’ for the lesser of (i) six (6) months from the date of your Separation from Service, or (ii) the date upon which you are covered by similar plans of a new employer.

CHANGE IN CONTROL BENEFITS:

If you experience a Separation from Service (as defined below) initiated by the Company without Cause (as defined below), by you for Good Reason (as defined below) or because of your death or permanent disability, as determined by the Company, in each case within the twelve (12) month period commencing on a Change in Control (as defined below), and if, within sixty (60) days of your Separation from Service, you sign and fail to revoke during any applicable revocation period a Release, then in lieu of the severance benefits described in the preceding paragraph, the Company shall proved you (or your estate) with continuation of your base salary for a period of twelve (12) months commencing on the sixtieth (60 th) day following your Separation from Service at the rate in effect immediately prior to your Separation from Service, less applicable withholdings, and payment of an amount equal to 100% of the lesser of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in twelve (12) substantially equal installments commencing on the sixtieth (60th) day following your Separation from Service pursuant to the Company’s normal and customary payroll procedures; provided, however, that for your first year of employment, your prior year’s bonus and your prior year’s target bonus shall both be deemed to be your first year’s target bonus. The Company or one of its subsidiaries shall also pay the continuation coverage of premiums for you and, if relevant, your covered dependents’ for the lesser if (i) twelve (12) months from the date of your Separation from Service, or (ii) the date upon which you are covered by similar plans of a new employer. Finally, your then outstanding options shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such options would have become vested and exercisable over the succeeding twelve (12) month period based solely on the passage of time and your performance of services (i.e., you will receive twelve (12) month accelerated vesting on your time vesting options).

GROSS-UP PAYMENT:

Prior to the Company becoming listed on an established stock exchange or national market system, Kohlberg Kravis & Roberts Co., L.P. and Silver Lake Partners, LLC (the “Sponsors”) shall use commercially reasonable efforts to obtain shareholder approval for any payments that would otherwise result in an excise tax liability under Section 4999 of the Code following your timely, written request therefore. In the event the Company becomes listed on any established stock exchange or a national market system, the Board shall negotiate in good faith with you regarding whether to amend this Agreement to provide for a payment to offset any excise taxes imposed by Section 4999 of the Code.

PRIVATE AND CONFIDENTIAL

TERMINATION BY THE COMPANY WITH CAUSE OR TERMINATION BY YOU:

If your employment by the Company is terminated by the Company with Cause, or if you voluntarily terminate your employment with the Company (other than for Good Reason), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

DEFINITIONS:

Cause: For purposes of this Agreement, “Cause” shall mean (A) your willful refusal to perform in any material respect your duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; or (B) your material breach of any provision of this Agreement that is not cured upon ten (10) days notice thereof; or (C) the engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

Change in Control: For purposes of this Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole to a person who is not an affiliate of the Company or the Sponsors; (ii) a sale by the Sponsors or any of their respective affiliates resulting in more than fifty percent (50%) of the voting shares of the Company being held by a person or related group of persons that does not include the Sponsors or any of their respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of the Company or the Sponsors, if and only if as a result of such merger or consolidation the Sponsors lose the ability to elect a majority of the Board (or the resulting entity).

Good Reason: For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) a material reduction in your base salary (other than as part of a broad salary reduction program instituted because the Company or its affiliates is in financial distress); (B) a substantial reduction in your duties and responsibilities as Senior Vice President of Global Operations; (C) the elimination or reduction of your eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of executive employees of the Company to participate therein; (D) the Company informs you of its intention to transfer your primary workplace to a location that is more than 50 miles from your workplace as set forth herein; (E) the Company’s material breach of this Agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of an immediate member of your family that requires you to terminate your employment because of substantial interference with your duties at the Company; provided, that at the Company’s request you shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.

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Separation from Service: For the purposes of this Agreement, the term “Separation from Service” shall mean “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

SECTION 409A:

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment

ENTIRE AGREEMENT:

This Agreement and the documents referenced herein (including, without limitation, the equity-related documents) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board.

GOVERNING LAW:

This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

DISPUTE RESOLUTION:

To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration

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procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

This Agreement and your employment by the Company are also conditioned on the Company completing, to its satisfaction, a full background check.

BC, we are looking forward to a long and fruitful working relationship with you. If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter to our attention.

Sincerely,

/s/ Hock E. Tan

Hock E. Tan

President and Chief Executive Officer

Avago Technologies Limited

AGREED AND ACCEPTED THIS 10TH DAY OF DECEMBER, 2008

/s/ BOON CHYE (BC) OOI
BOON CHYE (BC) OOI